PRESS RELEASE


Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000


FOR IMMEDIATE RELEASE
August 1, 2002


Landmark Bancorp, Inc. Announces Results For the Quarter and Six Months Ended June 30,
2002 and Declares Cash Dividend


	(Manhattan, KS, August 1, 2002) Landmark
Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported net earnings for the quarter ended June 30, 2002 of $1.2 million, an increase of 42%, compared to net earnings of $831,000 for the quarter ended June 30, 2001, according to Patrick L. Alexander, President and Chief Executive Officer. Diluted earnings per share for the quarter ended June 30, 2002 was $.58 versus $.70 for the quarter ended June 30, 2001.
Net earnings for the six months ended June 30, 2002 was $2.1 million, an increase of 55%, compared to net earnings of $1.4 million for the six months ended
June 30, 2001. Diluted earnings per share for the six months ended June 30, 2002 was $1.03 versus $1.17 for the six months ended June 30, 2001. The decrease in earnings per share is primarily the result of the issuance of 817,806 shares to former MNB
Bancshares, Inc. shareholders as a result of the October 9, 2001 merger. As previously reported,
Landmark Bancorp completed the merger of Landmark Bancshares, Inc. with MNB Bancshares,
Inc. on October 9, 2001. Accordingly, the results for the quarter and six months ended June 30, 2002 include MNB's results while the comparable periods from the prior year does not.

Landmark Bancorp's annualized return on
average assets was 1.27% for the six months ended
June 30, 2002 and return on average equity was 10.75% for that same period. The annualized return on average assets was 1.43% for the quarter ended
June 30, 2002 and the return on equity was 12.06%.
The company also announced its board of directors declared a cash dividend of 15 cents per share to shareholders of record as of July 31, 2002, payable
August 12, 2002.


	Second quarter net income of $1.2 million was an increase of $220 thousand, or 23%, compared to the quarter ended March 31, 2002.
Net interest income increased $208 thousand compared to the first quarter of 2002, an increase of 7%. This increase was due primarily to downward repricing of liabilities at a faster rate than asset repricing. Total non-interest income increased approximately 18%, an increase of $130 thousand.
The majority of this increase was due to an $83 thousand increase in fees and service charges compared to the prior quarter. At the same time total non-interest expense remained constant at $2.2 million.

	Alexander remarked, "We are extremely
pleased about the progress we are making in the assimilation of the two companies from an operational and performance perspective. We anticipate realizing the balance of the previously identified cost savings during the third quarter of 2002. This process will be facilitated by the consolidation of our data processing systems, which occurred in June 2002. We are excited about our ability to expand our products and services to all of our customers on a statewide basis, enhancing revenue while we hold expenses constant."

	Alexander further stated, "Our lending staff's effort is focused on growing our commercial and consumer loan portfolios. These efforts will not only further our plans to diversify the loan portfolio with a mix of higher yielding assets, but will also allow us to more profitably employ the liquidity position we currently have as a result of refinancings and paydowns in our residential mortgage portfolio.
As this effort continues to progress, it should further enhance our earnings capability and reduce our earnings exposure related to increasing interest rates. We anticipate that the cost savings discussed earlier, coupled with the efforts of our lending staff, will further improve profitability and enhance our stockholders' value."

	Landmark Bancorp, Inc.'s total assets
declined to $338 million at June 30, 2002 compared to $350 million at December 31, 2001. Loans receivable, net were $233 million at June 30, 2002 compared to $241 million at December 31, 2001.
At June 30, 2002 and December 31, 2001, the allowance for loan losses was $2.6 million, or 1.1% of net loans. As of June 30, 2002, loans with a balance of $862,000 were on non-accrual status, or 0.37% of total loans, compared to a balance of $1.0 million loans on non-accrual status, or 0.43% of total loans, as of December 31, 2001.

	Landmark Bancorp, Inc. is the holding
company for Landmark National Bank.  Landmark
National Bank has branches in Manhattan (2),
Auburn, Dodge City (2), Garden City, Great Bend,
Hoisington, LaCrosse, Osage City, Topeka and
Wamego, Kansas.

	Financial highlights for Landmark Bancorp,
Inc. are attached.  In conjunction with the October
9, 2001 merger, Landmark Bancorp, Inc. changed its fiscal year end from September 30 to December
31.  Accordingly, the quarter ended December 31,
2001 was reported on Form 10-K as a transition period. Landmark Bancorp, Inc.'s initial twelve-month fiscal year end will conclude on December
31, 2002.

	Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange
Commission.